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 FORM 3                                             Expires: February 1, 1994
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                     Section 17(a) of the Public Utility
                  Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Hermans       Josef        C              Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           United Investors Realty Trust /UIRT    (Month/Day/Year)
     (Last)     (First)     (Middle)            3/6/98                   ------------------------------------
     2123 Peckham                          ----------------------------  5. Relationship of Reporting
----------------------------------------   3. IRS or Social Security          Person to Issuer
             (Street)                         No. of Reporting              (Check all applicable)
                                              Person (Voluntary)               Director           10% Owner
     Houston,        TX         77019         ###-##-####                -----            -----
--------------------------------------     ----------------------------        Officer      X     Other (Specify
      (City)      (State)      (Zip)                                     -----            -----         below)
                                                                         (give title below)
                                                                                Trust Manager
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Shares of Beneficial Interest             5126                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (3/91)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Options to purchase             1/1/99     1/1/04  Common Shares of      500          IPO price        D
                                                   Beneficial Interest
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Options to purchase             1/1/00     1/1/05  Common Shares of      500          IPO price        D
                                                   Beneficial Interest
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Options to purchase             1/1/01     1/1/06  Common Shares of      500          IPO price        D
                                                   Beneficial Interest
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Options to purchase             1/1/02     1/1/07  Common Shares of      500          IPO price        D
                                                   Beneficial Interest
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Explanation of Responses:

                                                                                      /s/ JOSEF C. HERMANS             March 5, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                              **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (3/91)
